UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)          May 24, 2011

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Connecticut	0-15451	06-0854886
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code          (203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	Entry into Material Definitive Agreement

On May 31, 2011, Photronics, Inc. and Dr. Soo Hong Jeong, entered into a three year employment agreement for the position of Chief Operating Officer and President, Asia Operations. The employment agreement is effective as of January 1, 2011. Dr. Jeong will also serve as Chairman and Chief Executive Officer of PK, Ltd. (“PKL”), a majority owned subsidiary of Photronics, Inc. Dr. Jeong will receive an annual rate of compensation of $475,000 annually, paid biweekly by PK, Ltd. He will be able to participate in PKL’s employment benefit plans and arrangements as may be established in Korea. Dr. Jeong’s Employment Agreement also provides for certain retirement, severance, confidentiality and non-compete provisions.

ITEM 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     On May 24, 2011, Photronics, Inc. (the ‘Company”) received a letter from the Listing Qualifications Department of the NASDAQ Stock Market (“Nasdaq”) advising the Company that the Company's issuance of 3.25% Convertible Senior Notes due 2016 (the “Notes”) on March 28, 2011, violated the shareholder approval requirement of Listing Rule 5635(d) (the “Rule”), and advising the Company that pursuant to the Company’s supplement to the indenture for the Notes on April 27, 2011, the Company regained compliance with the Rule. The Rule requires that a company obtain shareholder approval for the issuance of common stock or securities convertible into common stock equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock. Further, Nasdaq advised the Company that it has concluded its review of this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE	May 31, 2011	BY	/s/ Richelle E. Burr
Richelle E. Burr
Vice President, General Counsel